Exhibit 10.2

SEVERANCE BENEFITS AGREEMENT

This SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made as of July 24, 2010, by and between NILE THERAPEUTICS, INC., a Delaware corporation with principal executive offices at 4 West 4th Ave., Suite 400, San Mateo, CA 94402 (the “Company”), and DARON EVANS, residing at [ADDRESS] (the “Executive”).

WITNESSETH:

WHEREAS, the Executive currently serves as the Company’s Chief Financial Officer, and the Company desires to continue to employ the Executive, and has determined that it is in the best interest of the Company to assure that the Company will have the continued dedication of the Executive.

WHEREAS, this Agreement describes certain benefits that will be available to the Executive in the event the Executive’s employment is terminated by the Company other than for Cause (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.     At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is at-will. If the Executive’s employment terminates for any reason, including the death or disability of the Executive, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or, to the extent not modified by this agreement, as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

2.     Confidentiality; Invention Assignment; Non-Solicitation.  Notwithstanding anything to the contrary contained herein, Executive hereby acknowledges that Section 5 and paragraphs (b) through (g) of Section 6 of that certain Employment Agreement dated January 19, 2007, as amended, between Executive and the Company, are hereby incorporated into this Agreement as if the complete text of such provisions were set forth herein, provided, however, that for purposes of this Agreement, “Term” as used in such employment agreement shall mean the period of Executive’s employment with the Company.

3.     Severance Benefits.  If the Executive’s employment is terminated by the Company other than for Cause (as defined below), the Company shall continue to pay to the Executive his base salary (as in effect immediately prior to such termination) pursuant to the Company’s normal payroll practices and procedures for a period of six (6) months thereafter.  Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Agreement.  Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Agreement following termination of Executive’s employment unless Executive executes a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned but unpaid Base Salary or other compensation to which the Executive is then entitled through the date of such termination.

4.     Definition of Cause.  As used in this Agreement, any of the following actions by the Executive shall constitute “Cause”:

(i)           Willful failure to perform the duties or obligations as the Company’s chief financial officer or willful misconduct by the Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by the Executive to abide by lawful specific directions received by the Executive from the Chief Executive Officer or the Board of Directors (including a committee thereof);

(ii)          Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way, whether financial or otherwise, the business or reputation of the Company or its affiliates;

(iii)         Any material violation of Executive’s obligations under Section 2 of this Agreement or the material provisions of the Company’s Personnel Policies and Procedures Manual, Insider Trading Compliance Program, and Code of Business Conduct and Ethics, copies of which has been provided to the Executive, as well as such other Company policies and procedures in effect from time to time;

(iv)        The Executive’s indictment of any felony or a misdemeanor involving moral turpitude; and

(v)          Any misappropriation or embezzlement of the property of the Company (whether or not a misdemeanor or felony).

In any case where the Executive’s action or inaction that may constitute Cause is capable of being cured, such action or inaction shall not constitute Cause if such action or inaction is cured by the Executive within 30 days following receipt of written notice from the Company of the action or inaction.

5.    Certain Tax Provisions.

(a)          Section 409A.  Any payment otherwise required under this Agreement or any other plan or arrangement of the Company to be made to the Executive after a termination of  the Executive’s employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) shall not be paid or payment commenced until the later of (a) six months after the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in this Agreement for such payment(s).  On the earliest date on which such payment(s) can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall pay the Executive, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.  Such delay will not affect the timing of any installments or other payments otherwise payable after the delay period imposed under Section 409A.  In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.

(b)          Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company  (collectively, the “Payments”)  constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 5(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of  the Sections 280G and 4999 of the Code.  The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(b).  If this Section 5(b) is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to the Executive, the Executive may repay such excess amount to the Company though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

6.     Miscellaneous.

(a)         This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws. Any dispute arising out of, or relating to, this Agreement or the breach thereof or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in California in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (c) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(b)         This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(c)         All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (c).

(d)         This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NILE THERAPEUTICS, INC.

By:	/s/ Joshua Kazam
	Name:	Joshua Kazam
	Title:	President and CEO

EXECUTIVE

By:	/s/ Daron Evans
Name: Daron Evans

Exhibit A
[Form of]
Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between Daron Evans (the “Executive”) and Nile Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Severance Benefits Agreement dated July 24, 2010 (the “Severance Benefits Agreement”), which set forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, Section 3 of the Severance Benefits Agreement provides that the Company’s obligation to pay to Executive the compensation described in such agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 3 of the Severance Benefits Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.           Separation of Employment.  Executive’s employment with the Company terminated effective as of [DATE] under the circumstances described in Section 3 of the Severance Benefits Agreement.  As a result of such termination, Executive is entitled to the payments and benefits described in Section 3, subject to his entry into this Agreement.  Executive acknowledges that he has been paid his final salary, any earned but unpaid bonuses, any expense reimbursement amounts and the cash value of any accrued but unused vacation time through his last day of employment.

2.           Release of Claims.  In consideration for the payments and other benefits described in Section 3 of the Severance Benefits Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a)           All claims that Executive has now, whether or not he now knows about the claims;

(b)           All claims for attorney's fees and costs;

(c)           All claims for alleged discrimination against him under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d)           All claims arising out of his employment and the termination of his employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e)           All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer with the Company; and

(f)           All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any vested interest he may have in any 401(k) plan by virtue of his employment with the Company, (c) any rights or claims that may arise after it this Agreement is signed, (d) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (e) the payments and benefits specifically promised to Executive under this Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Section 2, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Nile Therapeutics Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

3.           Rights to Counsel, Consider, and Revoke and Rescind.

(a)           Executive acknowledges that he consulted with an attorney prior to signing the Severance Benefits Agreement.  The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)           Executive understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. He further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

4.           Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

5.           Notice of Section 1542 Rights. The Company and Executive expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, whether arising from or attributable to Executive, or to the Company’s officers, directors, employees, and agents, acting within or beyond the scope of their employment; whether relating to his employment by the Company or performance of services for the Company occurring before the execution of this Agreement. They also expressly agree that any and all rights granted under § 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of the executing the release, which if known to him must have materially affected his settlement with the debtor.

6.           Notice of Section 1541 Rights. This Agreement is in full accord, satisfaction and discharge of doubtful and disputed claims that the Company and Executive have against each other, and they have signed this Agreement with the express intention of releasing and extinguishing all claims they may have against each other, in accordance with Section 1541 of the California Civil Code, which section reads as follows:

§1541. An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

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7.           Survival of Certain Obligations.  Executive’s obligations under Section 2 of the Severance Benefits Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms provided therein.  Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations.  The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in his capacity as officer and/or director shall be effective against Executive.

8.           Miscellaneous.  This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any.  No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement.  If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms.  This Agreement shall inure to the benefit of the successors and assigns of the Company.

Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.  Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 3 of the Severance Benefits Agreement if he does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. He acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:	NILE THERAPEUTICS, INC.

By:
Daron Evans	Its:

Dated:	Dated:

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